August 16, 2010

Trading Symbol: LXRP: OTCBB

    LXX: CNSX

Field Operations Re-Commence

(Vancouver, BC: August 16, 2010) - Lexaria Corp. (the "Company” or “Lexaria") announces that, after a longer than usual seasonal delay due to abnormally high water levels in the Mississippi River system, field operations have re-commenced at and near the Belmont Lake Oil Field. As a result, there are a number of initiatives now underway or soon to begin.

Site and road work has commenced at Belmont Lake to prepare for heavy equipment access. This work will be completed shortly.

WELL TREATING AND INTERCONNECTIONS.

There are two existing oil wells at the Belmont Lake Oil Field: PP-F12 and PP-F12-3. The wells have not been chemically treated for an extended period of time due to the above noted inability to access the field. Both of these wells are scheduled for xylene and other well treatments to optimize oil production. As a result the Company expects an increase in oil production immediately following well treatments.

Lexaria expects these well treatments to have commenced within approximately one week.

Additionally, the Company and G&G have agreed to make certain oil field interconnections. These interconnections should allow operations staff to remotely shunt oil production from either well into differing production lines. More importantly it should allow for the chemical well treatments in the future to occur without the need for well-head access. This is important to Belmont Lake Oil Field operations because it will allow for remote-based well treatments to take place in the future even if the oil field is submerged below Mississippi River floodwaters. These interconnections should be commenced during the month of September.

It is the Company’s objective to be able to not just produce oil under any and all field conditions, 12-months per year, but also to optimize that production.

TWO NEW WELLS TO BE DRILLED.

The Company is preparing for the drilling of two new oil wells at Belmont Lake. The first of these wells is expected to spud within approximately the next two weeks and the Company will provide additional information on these operations soon.

ENGAGEMENT OF ADVISOR.

The Company is very happy to announce the appointment of Mr. Thomas Ihrke as Senior Vice President – Business Development. Mr. Ihrke has been an advisor to the Company since May 2007 and has made valuable and significant contributions to the Company. The Company believes he will be of great benefit in his newly expanded role. Mr. Ihrke will receive a grant of 150,000 options exercisable at a price of $0.20 in connection with his engagement.

About Lexaria:

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

ON BEHALF OF THE BOARD

"Chris Bunka"

Mr. Chris Bunka, President

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Corp.

Chris Bunka President/CEO/Chairman

(250) 717.0377

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site work will be completed on time; no assurance that well treatments will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that the expected two new wells will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.